Exhibit 10.1

AMENDMENT TO

INVESTMENT AGREEMENT WITH TANGIERS GLOBAL, LLC

DATED JANUARY 21, 2020

This Amendment (“Amendment”) is entered into and effective as of November 18, 2020 (the “Effective Date”) by and between Tauriga Sciences, Inc. (the “Company”) and Tangiers Global, LLC (“Tangiers”) in order to amend the Investment Agreement entered into on January 21, 2020 by and between the Company and Tangier (“Investment Agreement”), whereby the Company and Tangiers had agreed to the sale of up to $5,000,000 of the Company’s shares of Common Stock pursuant to the term of the Investment Agreement. The Company and the Holder are each a “Party” to this Amendment and are sometimes collectively referred to as the “Parties”.

Any capitalized terms not defined herein shall have the meaning ascribed to it in the Investment Agreement.

May it be known that the undersigned Parties, for good and valuable consideration, do hereby agree to the following changes to the Investment Agreement, which are outlined herein.

These changes are accepted and agreed and shall be valid as if they were included in the original Investment Agreement on the date of its original entry.

1.	Recitals. The term “Commitment Amount” as set forth and defined in the recitals of the Investment Agreement shall be deleted in its entirety and hereby be replaced in its entirety as set forth in this Amendment, as follows, and that such deletion is effective as of initial entry in the Investment Agreement as if such deletion and replacement of the applicable definition or term were made to the original execution copy of the Investment Agreement when entered: “WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to Three Million Dollars ($3,000,000) (the “Commitment Amount”) to purchase the Company’s common stock, par value of $.00001 per share (the “Common Stock”):

2.	Section 2.1 - PURCHASE AND SALE OF COMMON STOCK. Section 2.1 of the Investment Agreement shall be deleted in its entirety and replaced with the following, and that such deletion is effective as of initial entry in the Investment Agreement as if such deletion and replacement of the applicable definition or term were made to the original execution copy of the Investment Agreement when entered: “Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, up to that number of Shares having an aggregate Purchase Price of Three Million Dollars ($3,000,000).”

3.	Section VIII(i) – TERMINATION. Section VII, subsection (i), of the Investment Agreement shall be deleted in its entirety and replaced with the following, and that such deletion is effective as of initial entry in the Investment Agreement as if such deletion and replacement of the applicable definition or term were made to the original execution copy of the Investment Agreement when entered: “(i) when the Investor has purchased an aggregate of Three Million Dollars ($3,000,000) in the Common Stock of the Company pursuant to this Agreement;”

The Parties hereto agree and acknowledge that no other terms or conditions of the Investment Agreement shall be amended as a result of this Amendment.

Please indicate acceptance and approval of this Amendment dated November 18, 2020 by signing below:

Tauriga Sciences, Inc.		Tangiers Global, LLC

By:	Seth M. Shaw	By:

Its:	Chief Executive Officer	Its: